Exhibit 99.1

     Warwick Valley Telephone Company (Nasdaq: WWVY; the “Company”) announced today that the Company is unable to file its Annual Report on Form 10-K for the year ended December 31, 2004 by the prescribed filing deadline without unreasonable effort or expense. Furthermore, due to the complex nature of the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the fact that the Company has encountered unanticipated delays in connection with its evaluation and testing, the Company has not yet completed its assessment of its internal control over financial reporting. Management has devoted, and continues to devote, significant time, effort and expense in preparing its financial statements and performing its evaluation of internal control over financial reporting. Due to the redirection of personnel resources in connection with the ongoing efforts to complete management’s assessment of the effectiveness of the Company’s internal controls over financial reporting and management turnover, the Company is still in the process of preparing its financial statements. There can be no assurance that management will complete its financial statements or its Section 404 assessment by March 31, 2005.

     If the Company fails to provide CoBank, the lender under its major credit facility, with the Company’s audited financial statements by March 31, 2005, the Company will need, and would intend to seek, a waiver of the resulting default under the credit facility. Additionally, if the delay in the filing of the Company’s Annual Report on Form 10-K continues for too long a period, that delay could precipitate action by NASDAQ to initiate de-listing hearings, to which the Company would intend to appropriately and vigorously respond.

     As discussed above, management has not yet completed its documentation, testing and assessment of its internal control over financial reporting. However, the Company’s documentation and testing of internal controls to date has identified certain deficiencies in the documentation, design and effectiveness of internal controls over financial reporting. The Company previously disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 material weaknesses that were related to a lack of segregation of duties; deficiencies associated with manually intensive processes; and deficiencies associated with lack of formal review or account reconciliations. A material weakness is a control deficiency, or combination of control deficiencies, that results in a more than remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Furthermore, as the Company continues with its evaluation of internal control over financial reporting, additional control deficiencies may be identified and those control deficiencies may also represent one or more material weaknesses. The existence of one or more material weaknesses as of December 31, 2004 would preclude a conclusion by management that the Company’s internal control over financial reporting was effective as of that date.

     Total Operating Revenues are expected to decline $1.1 million or approximately 4%, due principally to a decrease in revenue from network access charges. The Company’s Operating Expense is expected to increase by approximately $1.5 million or approximately 6%, due largely to a significant increase in professional fees, which in turn was due largely to the preparation of management’s Section 404 assessment. Net income is expected to increase by $0.8 million, or approximately 10% due largely to a gain on the sale of the Company’s interest in DataNet and to an increase in its income from its limited partnership interest in Orange County-Poughkeepsie LP, offset by the increase in the operating expenses. The foregoing results are preliminary and unaudited and are subject to adjustment.